Exhibit 10.2

JOHN C.R. HELE

16 Holly Lane

Rye, New York 10580

July 24, 2012

Via Email and FedEx

Arch Capital Group Ltd.

Wessex House, 4th Floor

45 Reid Street

Hamilton HM 12, Bermuda

Attention: Secretary

Dawna.Ferguson@conyersdillanandpearman.com

Dear Sirs:

Reference is made herein to that certain Employment Agreement (the “Agreement”), dated as of October 22, 2008, between me and Arch Capital Group Ltd. (“Arch”).  Capitalized terms not defined here shall have the meanings ascribed to them in the Agreement.

I hereby provide notice to Arch that I am submitting my resignation pursuant to Section 5.03(i)(b) of the Agreement in order to become Chief Financial Officer of Metropolitan Life Insurance Company.  The effective date of my resignation is the close of business on Friday, August 31, 2012 (the “Date of Termination”).  My employment with Arch and the Employment Period shall be terminated as of the Date of Termination.

We hereby agree that the provisions of Section 9.01 (Noncompetition) of the Agreement are hereby waived and terminated as of the Date of Termination and shall in no way survive termination of the Agreement and/or the Employment Period in order to allow me to accept my new position with Metropolitan Life Insurance Company.  We also agree that the provisions of Section 3.04 (Relocation), Section 5.02 (Unjustified Termination), Section 5.03 (Justified Termination) and Section 5.04 (Benefits) of the Agreement are terminated as of the Date of Termination and shall in no way survive termination of the Agreement and/or the Employment Period.  Furthermore, we agree that Article 6 (Confidential Information), Article 7 (Intellectual Property), Article 8 (Delivery of Materials Upon Termination of Employment), Section 9.02 (Nonsolicitation), Section 9.03 (Enforcement), Article 10 (Equitable Relief), Article 11 (Executive Representations) and Article 12 (Miscellaneous) of the Agreement shall survive termination of the Agreement and/or the Employment Period and shall continue in full force and effect in accordance with their terms.

This Letter Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same

Confirmation.  Delivery of an executed counterpart of a signature page to this Letter Agreement by telecopier shall be effective as delivery of a manually executed signature page hereto.

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This Letter Agreement may not be modified or amended except pursuant to a written instrument executed by the party sought to be bound thereby.

If the foregoing correctly sets forth our understanding and agreement, kindly indicate Arch’s acceptance thereof by signing below.

Very Truly Yours,

/s/ John C.R. Hele
JOHN C.R. HELE

ACCEPTED AND AGREED TO:

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Name:	Constantine Iordanou
Title:	Chairman, President and Chief Executive Officer